Exhibit (1)

                                  NEWS RELEASE


FOR:              Valley National Bancorp            Contact: Alan Eskow
                  1455 Valley Road                            (201) 305-4003
                  Wayne, NJ  47474                            Jack Blackin
                                                              (201) 305-4058
For Immediate Release:     September 13, 1996


            VALLEY NATIONAL BANCORP AND MIDLAND BANCORPORATION, INC.
                             ANNOUNCE PLANS TO MERGE

WAYNE, NJ -- Valley National Bancorp (NYSE:VLY) and Midland Bancorporation, Inc. (OTC:MDLB) jointly announced today that they have signed a definitive merger agreement by which Valley will acquire Midland, the holding company for Midland Bank, a $405 million, thirteen-branch bank headquartered in Paramus, New Jersey. The merger is "in-market" and will expand Valley's presence in affluent Bergen County to 30 offices.

Pursuant to the agreement, Midland will be merged into Valley. The acquisition of Midland will be a tax-free merger accounted for as a pooling in which each of the 125,294 outstanding shares of Midland common stock will be exchanged for 30 shares of Valley common stock. Midland's shares are closely held and trading in Midland's stock is very limited. At June 30, 1996, Midland had $33.9 million of shareholders equity. In connection with the execution of the merger agreement, Midland also granted Valley an option to acquire 35,000 shares of Midland's authorized but unissued common stock. Midland dividends will be increased to reflect the new equivalent exchange ratio and Midland has declared an extra $5.50 dividend, payable to its shareholders on 10/1/96 in addition to its previously declared $2.00 dividend, payable 9/17/96.

"Midland represents the type of organization that Valley seeks to join in expanding its franchise," said Gerald H. Lipkin, Chairman, President and CEO of Valley. Mr. Lipkin further noted, "The merger with Midland is consistent with Valley's strategy of growth within Northern New Jersey through acquisitions of other strong financial institutions. We believe the "in-market" nature of this acquisition, coupled with Midland's relatively high non-interest expenses, should enable Valley to generate significant cost savings within a brief period. Valley's goal in acquisitions is to price transactions so that they are accretive to Valley's per share earnings within the first year of combined operations."

Lipkin added, "Midland has a relatively large commercial loan base and has shown improved earnings performance in each of the last five years. Midland's offices are located in the central section of densely populated Bergen County where Valley has long sought to increase its presence."

Robert Meyer, President and Chief Executive Officer of Midland, indicated that "the proposed affiliation with Valley will bring together two great banking institutions creating a much stronger franchise and market presence in Bergen County. We believe that this transaction will position Midland for the future." With the combination of the franchises, Midland will be able to provide expanded banking services to its customers such as trust services, cash management services, an expanded base of branch locations and extended hour customer service department.

Mr. Meyer will join Valley's senior management team following the merger. In addition, Walter H. Jones III, Chairman of the Board of Midland, and Graham O. Jones, Director, will join Valley's Board of Directors following the merger.

The acquisition is conditioned upon necessary bank regulatory approvals, the approval of Midland's shareholders and other customary conditions. The parties anticipate that the merger will be consummated in the first quarter of next year.

Valley National Bank, the principal subsidiary of Valley National Bancorp, currently has $4.6 billion in assets and operates 80 branches in 58 communities in Bergen, Essex, Hudson, Middlesex, Morris, Passaic, Somerset, Sussex, Union and Warren counties.